Filed Pursuant to Rule 424(b)(2)
File No. 333-221324

PRODUCT SUPPLEMENT NO. 6 (To Prospectus Supplement dated January 24, 2018 and Prospectus dated November 3, 2017, as may be amended)

Wells Fargo & Company

Medium-Term Notes, Series S

ETF Linked Notes

Upside Participation with Averaging

The notes:

•	We may offer from time to time ETF Linked Notes, Upside Participation with Averaging (the “notes”). The notes will be senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) and part of a series entitled “Medium-Term Notes, Series S.” The notes are a type of market linked notes and will be linked to an exchange traded fund or a basket of exchange traded funds (referred to herein as a “market measure”). If the applicable market measure is a basket comprised of two or more exchange traded funds, each exchange traded fund is referred to herein as a “basket component.” This prospectus supplement, which we refer to as a “product supplement,” describes some of the general terms that apply to the notes. When we offer the notes, we will provide investors with a pricing supplement (a “pricing supplement”) which will describe the specific terms of that issue of notes. The pricing supplement will identify the market measure that will be used to calculate the return on the notes offered thereby and a description of that market measure will be provided in a separate market measure supplement (a “market measure supplement”) or in the applicable pricing supplement.
•	The notes are designed for investors who desire the repayment of the original public offering price of the notes (the “original offering price”) at maturity regardless of the performance of the market measure and seek exposure to the performance of a specific market measure, with the potential for a positive return at maturity of the notes if the average ending price of the market measure is greater than the starting price of the market measure. The average ending price will be based on the average of the fund closing prices of the market measure or the basket components, as the case may be, on calculation days occurring at specified intervals during the term of the notes and the starting price will reflect the fund closing price of the market measure or the basket components, as the case may be, on the pricing date. You must be willing to forego interest payments on the notes and dividends on the securities included in the market measure. You must also be willing to accept the risk that the payment per note on the stated maturity date (the “redemption amount”) may be no more than the original offering price (or, if specified in the applicable pricing supplement, the original offering price plus a minimum return). Any redemption amount greater than the original offering price (plus a minimum return, if applicable) will depend upon the performance of the market measure and the other terms of the notes.
•	All payments on the notes will be subject to the credit risk of Wells Fargo, and you will have no ability to pursue the market measure or any securities included in the market measure for payment. If Wells Fargo defaults on its obligations, you could lose some or all of your investment.
•	There will be no payments on the notes prior to the stated maturity date. We cannot redeem the notes and you cannot request repayment of the notes prior to the stated maturity date.
•	The applicable pricing supplement may provide that you will receive a minimum return at maturity specified in the applicable pricing supplement (a “minimum return”) or that you will receive a minimum return at maturity specified in the applicable pricing supplement if certain conditions are satisfied (a “contingent minimum return”).
•	The amount you receive on the notes at maturity may be subject to a limit specified in the applicable pricing supplement (the “capped value”). If the notes are subject to a capped value, your potential return on the notes will be limited.
•	The notes will not be listed on any securities exchange or automated quotation system.

Payment on the stated maturity date:

•	The redemption amount will be based upon the direction of and percentage change in the price of the market measure from its starting price to its average ending price. If the average ending price of the market measure:
•	is greater than the starting price, on the stated maturity date you will receive a payment per note equal to the original offering price per note plus an amount equal to the product of (i) the original offering price per note, (ii) the percentage increase in the average ending price of the market measure from the starting price, and (iii) the participation rate; provided that the payment per note will not be (A) greater than the capped value if the notes are subject to a capped value or (B) less than the original offering price per note plus (I) the minimum return, if the notes provide for a minimum return, or (II) the contingent minimum return, if the notes provide for a contingent minimum return and the conditions for receiving such contingent minimum return are satisfied; or
•	is less than or equal to the starting price, on the stated maturity date you will receive a payment per note equal to the original offering price per note; provided that the payment per note will not be less than the original offering price per note plus (i) the minimum return, if the notes provide for a minimum return, or (ii) the contingent minimum return, if the notes provide for a contingent minimum return and the conditions for receiving such contingent minimum return are satisfied.
•	The participation rate, minimum return, if any, contingent minimum return, if any, and capped value, if any, will be set forth in the applicable pricing supplement.

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-5 of this product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities

The date of this product supplement is January 24, 2018.

ABOUT THIS PRODUCT SUPPLEMENT

You should read this product supplement, together with the accompanying prospectus supplement and the prospectus, any applicable market measure supplement and the applicable pricing supplement, which together contain a description of the terms of the notes to be offered, and which supersede all prior or contemporaneous oral statements as well as any other written materials.

You should carefully consider, among other things, the matters set forth under “Risk Factors” in this product supplement and the applicable pricing supplement, as the notes have complex features and involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this product supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

ESTIMATED VALUE OF THE NOTES

The original offering price of each note will include certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price will relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes will include (i) the agent discount, if any, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations will take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations will be reflected in the fact that we will determine the economic terms of the notes based on an assumed funding rate that will generally be lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates will be used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we will use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the applicable final pricing supplement.

Determining the Estimated Value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), will calculate the estimated value of the notes set forth in the applicable pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS will determine an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination will consist of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component will be based on a reference interest rate, determined by WFS as of a date near the time of calculation, that will generally track our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate to be used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we will determine the economic terms of the notes based upon an assumed funding rate that will generally be lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we will value the debt component using a reference interest rate that will generally track our secondary market rates. Because the reference interest rate will generally be higher than the assumed funding rate, using the reference interest rate to value the debt component will generally result in a lower estimated value for the debt component, which we believe will more closely approximate a market valuation of the debt component than if we were to use the assumed funding rate.

WFS will calculate the estimated value of the derivative component based on a proprietary derivative-pricing model, which will generate a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the applicable “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Notes Will Potentially Be Adverse To Your Interests.”

Valuation of the Notes after Issuance

The estimated value of the notes will not be an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the specified period of time following the issue date set forth in the applicable pricing supplement, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes included in the original offering price. Because this portion of the costs will not be fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this specified period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they will not be obligated to do so and will not be required to make a market for the notes. There will be no assurance that a secondary market will develop.

RISK FACTORS

The notes have complex features and your investment in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in the applicable pricing supplement and the accompanying market measure supplement (if applicable), prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The index underlying an exchange traded fund is sometimes referred to herein as an “underlying index.”

You May Not Receive Any Positive Return On Your Investment In The Notes.

Any amount you receive on the notes at stated maturity in excess of the original offering price (or in excess of the original offering price plus a minimum return, if applicable) will depend on the percentage increase, if any, in the average ending price of the market measure relative to the starting price and other terms of the notes. Because the price of any market measure will be subject to market fluctuations, the average ending price may be less than the starting price, in which case you will only receive the original offering price of your notes at stated maturity (plus a minimum return, if applicable). Even if the average ending price is greater than the starting price, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. If the notes provide for a minimum return, the minimum return will represent a below market yield to maturity as compared to a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Accordingly, even if the notes provide for a minimum return, the yield that you will receive on the notes will be less than the return you could earn on other investments if you do not receive a return at maturity sufficiently in excess of the minimum return.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this product supplement entitled “United States Federal Tax Considerations.”

The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Market Measure During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Market Measure As Measured From Its Starting Price To Its Value At Or Near Stated Maturity.

The potential for a positive return on the notes at stated maturity (in excess of a minimum return, if applicable) is based on the average ending price, which will be calculated by reference to an average of the values of the market measure on calculation days occurring at specified intervals over the term of the notes. The average ending price, as so calculated, may be less than the value of the market measure at or near stated maturity. If the average ending price is less than the value of the market measure at or near stated maturity, the average performance of the market measure that is measured for purposes of the notes will be less favorable than the performance of the market measure as measured from its starting price to its value at or near stated maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the market measure and, therefore, may underperform the return that would have been achieved on a direct investment in the market measure held over the term of the notes.

For example, if the value of the market measure increases at a more or less steady rate over the term of the notes, the average ending price will be less than the value of the market measure at or near stated maturity, and the average performance of the market measure as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the value of the market measure later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive any positive return on your investment at stated maturity (in excess of a minimum return, if applicable) even if the value of the market measure at or near stated maturity is significantly greater than the starting price. One scenario in which this may occur is when the value of the market measure declines early in the term of the notes and increases significantly later in the term of the notes.

You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

If The Notes Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Market Measure.

If so specified in the applicable pricing supplement, your return on the notes will be subject to a capped value. If your notes are subject to a capped value, the opportunity to participate in the possible increase in the average ending price of the market measure through an investment in the notes will be limited because the redemption amount will not exceed the capped value. Furthermore, if the participation rate is greater than 100%, the effect of the participation rate will be progressively reduced for all average ending prices exceeding the average ending price at which the capped value is reached.

If The Participation Rate Is Less Than 100%, The Participation Rate Will Not Fully Reflect Any Average Appreciation Of The Market Measure.

If so specified in the applicable pricing supplement, the redemption amount will be determined by reference to a participation rate that is less than 100%. In such event, you will not fully participate in any appreciation of the market measure and the redemption amount will reflect less than 100% of the appreciation, if any, in the value of the market measure from the starting price to the average ending price.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the market measure or the securities included in the market measure for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the notes will include certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price will relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes will include (i) the agent discount, if any, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations will be reflected in the fact that we will determine the economic terms of the notes based on an assumed funding rate that will generally be lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we will use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes will be determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Notes—Determining the Estimated Value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Will Not Be An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes will likely be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the specified period of time following the issue date set forth in the applicable pricing supplement, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes included in the original offering price. Because this portion of the costs will not be fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this specified period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Estimated Value of the Notes—Valuation of the Notes after Issuance.”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the price of the market measure on any prior calculation days, the then-current price of the market measure, then-current interest rates and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•	Market Measure Performance. The value of the notes prior to maturity will depend substantially on the then-current price of the market measure and the price of the market measure on any prior calculation days. The price at which you may be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the market measure at such time is, and/or the price of the market measure on any prior calculation days was, less than, equal to or not sufficiently above its starting price.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the market measure changes.

•	Correlation Among Basket Components. If the market measure is a basket, the value of the notes may be affected by changes in the correlation among the basket components. Correlation refers to the extent to which the prices of the basket components tend to fluctuate at the same time, in the same direction and in similar magnitudes. The correlation among basket components may be positive, zero or negative.

•	Time Remaining To Maturity. The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the market measure and the price of the market measure on any prior calculation days. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the market measure during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that could be payable at maturity based on the then-current price of the market measure and the price of the market measure on any prior calculation days.

•	Dividend Yields On Securities Included In The Market Measure. The value of the notes may be affected by the dividend yields on securities held by an exchange traded fund (the amount of such dividends may influence the closing price of the shares of such exchange traded fund).

•	Currency Exchange Rates. If the notes are linked to an exchange traded fund that includes or whose underlying index includes securities quoted in one or more foreign currencies and the price of the exchange traded fund is based on the U.S. dollar value of such securities, the value of the notes may be affected if the exchange rate between the U.S. dollar and any such foreign currency changes.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. If the notes are subject to a capped value, we anticipate that the value of the notes will always be at a discount to the capped value. Furthermore, if the participation rate is less than 100%, the value of the notes prior to the stated maturity date will be affected by the fact that the redemption amount will not fully reflect any average appreciation of the market measure. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the price of the market measure. Because numerous factors will be expected to affect the value of the notes, changes in the price of the market measure may not result in a comparable change in the value of the notes.

If The Notes Are Subject To A Contingent Minimum Return, You Will Receive The Contingent Minimum Return Only If Certain Conditions Are Met.

If so specified in the applicable pricing supplement, you will be entitled to receive a contingent minimum return on your notes at stated maturity if certain conditions are satisfied. Such conditions will be specified in the applicable pricing supplement. If the conditions to receiving a contingent minimum return are not met, you will not be entitled to receive such contingent minimum return and the amount you receive at stated maturity will be based solely on the performance of the market measure, subject to the participation rate, the capped value, if any, and the other terms of the notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although an agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which an agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

Your return on the notes will not reflect the return you would realize if you actually owned the shares of an exchange traded fund. This is in part because the redemption amount payable at stated maturity will be determined by reference to the average ending price of the market measure, which will be calculated by reference only to the closing prices of a share (or other applicable security) of one or more exchange traded funds without taking into consideration the value of dividends and other distributions paid on such share (or other applicable security).

In addition, the redemption amount will not be greater than any capped value and may be determined by reference to a participation rate that is less than 100%.

Historical Prices Of The Market Measure Or The Securities Included In The Market Measure Should Not Be Taken As An Indication Of The Future Performance Of The Market Measure During The Term Of The Notes.

The trading price of the shares of the market measure will determine the redemption amount payable at maturity to you. It is impossible to predict whether the average ending price of the market measure will fall or rise compared to its starting price. The trading price of the shares of a market measure will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the market measure and the securities comprising the market measure are traded and the values of such market measure and such securities. Accordingly, any historical or hypothetical prices of the market measure do not provide an indication of the future performance of the market measure.

Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of the fund sponsor of an exchange traded fund concerning the calculation of such exchange traded fund’s net asset value, additions, deletions or substitutions of securities in such exchange traded fund and the manner in which changes in the related underlying index are reflected in such exchange traded fund, and changes in those policies, could affect the closing price of the shares of such exchange traded fund and, therefore, may affect the value of the notes and the amount payable at maturity. Similarly, the policies of the sponsor of the related underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising such related underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of such underlying index and the closing price of the shares of the related exchange traded fund and, therefore, may affect the value of the notes and the redemption amount payable at maturity. An underlying index sponsor of an underlying index could also discontinue or suspend calculation or dissemination of such underlying index or materially alter the methodology by which it calculates such underlying index. Any such actions could adversely affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

Actions by any company whose securities are included in an exchange traded fund or in the related underlying index may have an adverse effect on the price of its security, the average ending price and the value of the notes. Unless otherwise disclosed in any applicable market measure supplement or in the applicable pricing supplement, we will not be affiliated with any company whose security is represented in any exchange traded fund or the related underlying index. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with any fund sponsor or underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of a market measure or basket component. We have derived the information about the sponsors and the exchange traded funds and related underlying indices contained in any applicable market measure supplement and in the applicable pricing supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the exchange traded funds, the related underlying indices and the sponsors. None of the sponsors will be involved in the offering of the notes made hereby in any way and none of the sponsors has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

If The Market Measure Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

For notes linked to a market measure containing two or more basket components, price movements in the basket components may not correlate with each other. Even if the average price of one or more of the basket components increases, the average price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the average ending price of the market measure, increases in the average price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the average price of one or more of the other basket components. This may be particularly the case if one or more basket components has a greater weight in the basket than the other basket components. You cannot predict the future performance of any basket components or the market measure as a whole, or whether increases in the average prices of any of the basket components will be offset by decreases in the average prices of the other basket components, based on their historical performance.

An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

The performance of the shares of an exchange traded fund may not exactly replicate the performance of the related underlying index because the exchange traded fund may not invest in all of the securities included in the related underlying index and because the exchange traded fund will reflect transaction costs and fees that are not included in the calculation of the related underlying index. An exchange traded fund may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that an exchange traded fund may not fully replicate the performance of the related underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of an exchange traded fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of an exchange traded fund may differ from the net asset value per share of such exchange traded fund. As a result, the performance of an exchange traded fund may not correlate perfectly with the performance of the related underlying index, and the return on the notes based on the performance of an exchange traded fund will not be the same as the return on notes based on the performance of the related underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

You will not become a holder of shares of any exchange traded fund or a holder of securities included in the related underlying index as a result of owning a note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. At stated maturity, you will have no right to receive delivery of any shares or securities.

Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the average ending price of an exchange traded fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of such exchange traded fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the notes may be adversely affected.

If Your Notes Are Linked To An Exchange Traded Fund That Includes Non-U.S. Stocks, An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

An exchange traded fund may include the stocks of foreign companies and you should be aware that investments in notes linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

An exchange traded fund may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in an exchange traded fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of such exchange traded fund which could, in turn, adversely affect the value of the notes.

Exchange Rate Movements May Impact The Value Of The Notes.

The notes will be denominated in U.S. dollars. If the value of securities included in the market measure or a basket component, as applicable, is quoted in a currency other than U.S. dollars and, as per the market measure or basket component, as applicable, is converted into U.S. dollars or another currency, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

A calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the postponed final calculation day.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Notes Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent will be our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the closing price of the market measure or each basket component, as applicable, on each calculation day and may be required to make other determinations that affect the return you receive on the notes at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of the calculation day; determining the closing price of the market measure or a basket component, as applicable, if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the notes in certain circumstances; if the market measure or any basket component undergoes a liquidation event, selecting a successor or, if no successor is available, determining the applicable closing price; and determining whether to adjust the closing price of the market measure or a basket component, as applicable, on any calculation day in the event of certain changes in or modifications to the market measure or its underlying index or any basket component or its underlying index, as applicable. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes will be calculated by our affiliate and will therefore not be an independent third-party valuation. WFS will calculate the estimated value of the notes set forth in the applicable pricing supplement, which will involve discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth in the applicable pricing supplement will not be an independent third-party valuation.

•

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the price of the market measure. Our affiliates or any dealer participating in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

Any research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index could adversely affect the price of the market measure and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the market measure and each basket component, as applicable, from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index published on or prior to the pricing date could result in an increase in the price of the market measure or any basket component on the pricing date, which would adversely affect investors in the notes by increasing the price at which such market measure or basket component must close on each calculation day in order for investors in the notes to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the market measure may adversely affect the price of the market measure. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the market measure or the related underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the market measure and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the market measure or the related underlying index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the market measure. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire shares of the market measure or basket component, as applicable, securities included in the market measure or the related underlying index or listed or over-the-counter derivative or synthetic instruments related to the market measure, any basket component or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in shares of the market measure or basket component, as applicable, or any of the securities included in the market measure or the related underlying index, or derivative or synthetic instruments related to the market measure, any basket component or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the market measure or the related underlying index. These hedging activities could potentially adversely affect the price of the shares of the market measure or basket component, as applicable and, therefore, adversely affect the value of and your return on the notes.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the market measure. Our affiliates or any participating dealer or its affiliates may engage in trading in the shares of the market measure or any basket component or the securities included in the market measure or the related underlying index and other instruments relating to the market measure, any basket component or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the securities included in the market measure and, therefore, adversely affect the value of and your return on the notes.

•

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any other fees identified in the applicable pricing supplement, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or other fee that the participating dealer receives for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

Non-U.S. Investors May Be Subject To Withholding Tax Under Section 871(m) In Respect Of Certain Securities.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to U.S. equities. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable regulations.

The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of notes may be uncertain. Accordingly, even if we determine that certain notes are not subject to Section 871(m), the Internal Revenue Service (“IRS”) could challenge our determination and assert that withholding is required in respect of those notes. Moreover, the application of Section 871(m) to a note may be affected if a non-U.S. investor enters into other transactions relating to a market measure. Non-U.S. investors should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

We will not be required to pay any additional amounts in respect of amounts withheld.

DESCRIPTION OF THE NOTES

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series S,” which is more fully described in the accompanying prospectus supplement. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the notes will be described in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, the terms described in the applicable pricing supplement shall control. Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

The notes will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

Any amount payable on the notes at stated maturity in excess of the original offering price (plus a minimum return, if applicable) will depend on the performance of the market measure and the other terms of the notes. If the notes are subject to a capped value, such capped value will limit your potential return on the notes.

Market Measure

The market measure to which a specific issue of notes will be linked will be set forth in the applicable pricing supplement. Information regarding the market measure to which your notes are linked will be provided in any applicable market measure supplement or in the applicable pricing supplement. Each issue of notes will offer the potential for a return at maturity based on the performance of the market measure, as measured by the percentage change in the average ending price relative to the starting price, subject to application of the participation rate and, if applicable, the capped value and/or the minimum return or contingent minimum return.

Payment on the Stated Maturity Date

General

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount, calculated as provided below by the calculation agent. The stated maturity date will be specified in the applicable pricing supplement. If the scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on a day that would otherwise be the final calculation day, and such calculation day is postponed so that it falls less than three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the postponed final calculation day, unless otherwise specified in the applicable pricing supplement.

There will be no payment of interest, periodic or otherwise, on the notes.

Redemption Amount

The “redemption amount” per note will equal:

•	if the average ending price is greater than the starting price: the original offering price per note plus:

original offering price per note	x	average ending price – starting price starting price	x	participation rate	;

provided that if the notes are subject to a capped value, the redemption amount will not be greater than the capped value; and provided further that (i) if the notes provide for a minimum return, the redemption amount will not be less than the original offering price per note plus the minimum return or (ii) if the notes provide for a contingent minimum return and the conditions for receiving such contingent minimum return have been satisfied, the redemption amount will not be less than the original offering price per note plus the contingent minimum return; or

•	if the average ending price is less than or equal to the starting price: the original offering price per note; provided that (i) if the notes provide for a minimum return, the redemption amount will not be less than the original offering price per note plus the minimum return or (ii) if the notes provide for a contingent minimum return and the conditions for receiving such contingent minimum return have been satisfied, the redemption amount will not be less than the original offering price per note plus the contingent minimum return.

All calculations with respect to the redemption amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the redemption amount will be rounded to the nearest cent, with one-half cent rounded upward.

Certain Definitions

The “adjustment factor” means, with respect to a share of an exchange traded fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such exchange traded fund. See “—Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation” below.

The “average ending price” of a market measure that is a single exchange traded fund will be the arithmetic average of the fund closing prices of the market measure on each of the calculation days, as determined by the calculation agent. If the market measure is a basket of two or more exchange traded funds, the average ending price will be based on the relative weights of the basket components in the basket and will be calculated in the manner described in the applicable pricing supplement.

A “basket component” is an exchange traded fund included in a market measure that is a basket comprised of two or more exchange traded funds.

The “calculation days” means the days specified in the applicable pricing supplement. If any scheduled calculation day is not a trading day with respect to a market measure that is a single exchange traded fund, the calculation day for such market measure will be postponed to the next succeeding day that is a trading day with respect to such market measure. If any scheduled calculation day is not a trading day with respect to any basket component, the calculation day for each basket component will be postponed to the next succeeding day that is a trading day with respect to each basket component. In addition, if a market disruption event occurs or is continuing with respect to the market measure or any basket component, as the case may be, on any day that would otherwise be a calculation day, the calculation day for such market measure or such basket component is subject to postponement as provided below under “—Market Disruption Event.”

The “capped value,” if any, will be equal to a percentage (in excess of 100%) of the original offering price per note set forth in the applicable pricing supplement.

The “closing price” for one share of any exchange traded fund (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such exchange traded fund (or any such other security) is listed or admitted to trading.

The “contingent minimum return,” if any, will be equal to a percentage of the original offering price per note set forth in the applicable pricing supplement and will be payable at stated maturity only if certain conditions specified in the applicable pricing supplement have been satisfied.

The “minimum return,” if any, will be equal to a percentage of the original offering price per note set forth in the applicable pricing supplement and will be payable at stated maturity without any requirement that any conditions be satisfied.

The “fund closing price,” with respect to an exchange traded fund on any trading day, means the product of (i) the closing price of one share of such exchange traded fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to such exchange traded fund on such trading day.

The “participation rate” will be expressed as a percentage and set forth in the applicable pricing supplement. The participation rate may be less than 100%. In that event, the redemption amount will reflect less than 100% of the appreciation, if any, in the average ending price of the market measure from the starting price.

The “related futures or options exchange” for the market measure or any basket component, as the case may be, means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such market measure or basket component.

The “relevant stock exchange” for the market measure or any basket component, as the case may be, means the primary exchange or quotation system on which shares (or other applicable securities) of such market measure or basket component are traded, as determined by the calculation agent.

The “starting price” of a market measure that is a single exchange traded fund will be the fund closing price of such market measure on the pricing date as determined by the calculation agent. If the market measure is a basket of two or more exchange traded funds, the starting price will be 100.

A “trading day” with respect to a market measure or any basket component, as the case may be, means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to such market measure or such basket component, as the case may be, or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred; see “—Market Disruption Event;”

•	determine if adjustments are required to the fund closing price of an exchange traded fund under various circumstances; see “—Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation;” and

•	if an exchange traded fund undergoes a liquidation event, select a successor fund or, if no successor fund is available, determine the fund closing price; see “Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Event

A “market disruption event” means, with respect to a market measure that is a single exchange traded fund or with respect to a basket component, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the exchange traded fund or any successor fund (as defined below) on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the exchange traded fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the exchange traded fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the exchange traded fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the exchange traded fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to the exchange traded fund or any successor fund fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the exchange traded fund or any successor fund; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the exchange traded fund or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing with respect to a market measure that is a single exchange traded fund on a calculation day, then such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the applicable calculation day. If a calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the market measure on such eighth trading day, the calculation agent will determine the closing price of such market measure on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of such market measure as of the close of trading on such eighth trading day.

If a market disruption event occurs or is continuing with respect to a basket component on a calculation day, then such calculation day for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such basket component after the originally scheduled calculation day for such basket component, that eighth trading day shall be deemed to be the applicable calculation day. If a calculation day has been postponed eight trading days for a basket component after the originally scheduled calculation day for such basket component and a market disruption event occurs or is continuing with respect to such basket component on such eighth trading day, the calculation agent will determine the closing price of such basket component on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of such basket component as of the close of trading on such eighth trading day. Notwithstanding a postponement of a calculation day for a particular basket component due to a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a market disruption event.

Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor with respect to an exchange traded fund as specified below if any of the events specified below occurs with respect to the exchange traded fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the calculation day (or final calculation day, if applicable) for the applicable notes.

The adjustments specified below do not cover all events that could affect an exchange traded fund, and there may be other events that could affect an exchange traded fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the notes upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the exchange traded fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the notes. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this product supplement or would not preserve the relative investment risks of the notes. All determinations made by the calculation agent in making any adjustments to the terms of the notes, including adjustments that are in addition to, or that differ from, those described in this product supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the notes, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected exchange traded fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the exchange traded fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the applicable notes are linked has been made by the exchange traded fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the exchange traded fund which a holder of one share (or other applicable security) of the exchange traded fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the exchange traded fund paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the exchange traded fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the exchange traded fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the exchange traded fund will equal the amount per share (or other applicable security) of the exchange traded fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of an exchange traded fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If an exchange traded fund declares or makes a distribution to all holders of the shares (or other applicable security) of the exchange traded fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the notes that results solely from the applicable event.

(E)	Reorganization Events

If an exchange traded fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the exchange traded fund to which the notes were linked is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount or any other terms of such notes as the calculation agent determines appropriate to account for the economic effect on such notes of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If an exchange traded fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to such exchange traded fund, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for such exchange traded fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the notes.

If an exchange traded fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of such exchange traded fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for such exchange traded fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such exchange traded fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate such exchange traded fund (including but not limited to the instance in which the sponsor of the index underlying the exchange traded fund discontinues publication of that index), then the calculation agent will calculate the fund closing price for such exchange traded fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the exchange traded fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the exchange traded fund, such successor fund or fund closing price will be used as a substitute for the exchange traded fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to an exchange traded fund may adversely affect the value of the notes.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the notes unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating an exchange traded fund or a successor fund, or the related underlying index, is changed in a material respect, or if an exchange traded fund or a successor fund is in any other way modified so that such exchange traded fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of such exchange traded fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to such exchange traded fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount with reference to such adjusted closing price of such exchange traded fund or such successor fund, as applicable.

Events of Default and Acceleration

If an event of default with respect to an issue of notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by such notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein and in the applicable pricing supplement. The redemption amount will be calculated using (i) the closing price(s) for the market measure or each basket component, as the case may be, ascertained on the calculation day(s) that occurred before the date of acceleration and (ii) the closing price(s) for the market measure or each basket component, as the case may be, ascertained on each of the trading days for such market measure or such basket component, as the case may be, leading up to and including the date of acceleration in such number equal to the number of calculation days scheduled to occur on or after the date of acceleration.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “non-ERISA arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“similar laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the notes are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction the plan receives no less and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any plan or non-ERISA arrangement; or

•	the purchase and holding of the notes by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the notes and the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar law. Nothing herein shall be construed as a representation that an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes.

It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes; or

•	a taxpayer subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any exchange traded fund included in the market measure (an “underlying fund”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an underlying fund were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a non-U.S. holder (as defined below) upon the sale, exchange or other disposition of the notes. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlying funds and consult your tax adviser regarding the possible consequences to you if an underlying fund is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on net investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

Tax Treatment of the Notes

Unless otherwise indicated in the applicable pricing supplement, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you will be required to include interest in your taxable income each year in which you hold the notes even though the notes do not provide for a payment until maturity (or earlier retirement).

Under the contingent debt regulations you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is generally its issue price increased by any interest income previously accrued.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield.

We generally will provide the comparable yield and projected payment schedule (or information about where to obtain them) for an offering of notes in the applicable pricing supplement. For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine your interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amount that will be paid on a note.

Fixing of the Contingent Payment at Maturity. Special rules may apply if the contingent payment at maturity becomes fixed more than six months prior to the date such payment is due. For this purpose, a payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payment and the fixed payment in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the notes. The character of any gain or loss on a sale, exchange or retirement of your notes also might be affected. You should consult your tax adviser regarding the application of these rules.

Sale, Exchange or Retirement of Notes. You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income, and any loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. If you are a non-corporate U.S. holder, any loss you recognize will not be treated as a non-deductible miscellaneous itemized deduction. Any capital loss you recognize may be subject to limitations. Moreover, if you recognize a loss that meets certain thresholds you may be required to file a disclosure statement with the IRS.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes. Subject to the discussions above concerning Section 897 of the Code and below concerning Section 871(m) of the Code and FATCA, you will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

•	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

Possible Withholding Under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on certain “dividend equivalents” paid or deemed paid to Non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to “specified equity linked instruments” (“specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“qualified indices”) as well as financial instruments that track such indices (“qualified index securities”).

Although the Section 871(m) regime is effective as of 2017, the regulations and IRS Notice 2017-42 phase in the application of Section 871(m) as follows:

•	For financial instruments issued before 2019, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2019 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the U.S. underlying equity. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the U.S. underlying equity that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note. However, if the time of pricing is more than 14 calendar days before the issuance of the note, the calculation date is the date of the issuance of the note. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the issuance of the note. As a result, you should acquire such a note only if you are willing to accept the risk that the note is treated as a specified ELI subject to withholding.

If the terms of a note are subject to a “significant modification,” the note generally will be treated as reissued for this purpose at the time of the significant modification, in which case the notes could become specified ELIs at that time.

If a note is a specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the note or upon the date of maturity, lapse or other disposition of the note by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from payments on the note, from proceeds of the retirement or other disposition of the note, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of a U.S. underlying equity and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for a specified ELI issued in 2018 that has a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the U.S. underlying equity.

We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m).

Depending on the terms of a note and whether or not it is issued after 2018, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the note references a qualified index or qualified index security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Prospective purchasers of the notes should consult their tax advisers regarding the potential application of Section 871(m) to a particular note. Our determination is binding on non-U.S. holders, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to notes linked to U.S. equities and their application to a specific issue of notes may be uncertain. Accordingly, even if we determine that certain notes are not specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those notes. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified ELIs subject to Section 871(m) as a general matter. Non-U.S. holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty).   You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments on the notes of amounts treated as interest and certain dividend equivalents (as defined above) under Section 871(m) and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.